UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Hynes, Mary Ann
   Sundstrand Corporation
   4949 Harrison Avenue
   P.O. Box 7003
   Rockford, IL  61125-7003
   U.S.A.
2. Issuer Name and Ticker or Trading Symbol
   Sundstrand Corporation
   SNS
3. IRS or Social Security Number of Reporting Person (Voluntary)
   ###-##-####
4. Statement for Month/Year
   12/31/98
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Vice President and General Counsel and Secretary
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
___________________________________________________________________________________________________________________________________|
1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
Common Stock               |4/17/9|    |V|8.114             |A  |$60.6875   |---                |I     |401(k) Plan                |
                           |8     |    |(|                  |   |           |                   |      |                           |
                           |      |    |1|                  |   |           |                   |      |                           |
                           |      |    |)|                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |5/1/98|    |V|2.206             |A  |$69.75     |---                |I     |401(k) Plan                |
                           |      |    |(|                  |   |           |                   |      |                           |
                           |      |    |1|                  |   |           |                   |      |                           |
                           |      |    |)|                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |5/15/9|    |V|2.298             |A  |$66.9375   |---                |I     |401(k) Plan                |
                           |8     |    |(|                  |   |           |                   |      |                           |
                           |      |    |1|                  |   |           |                   |      |                           |
                           |      |    |)|                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |5/29/9|    |V|2.529             |A  |$62.00     |---                |I     |401(k) Plan                |
                           |8     |    |(|                  |   |           |                   |      |                           |
                           |      |    |1|                  |   |           |                   |      |                           |
                           |      |    |)|                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |3/26/9|    |V|4.1385            |A  |$60.4080   |---                |D     |---                        |
                           |8     |    |(|                  |   |           |                   |      |                           |
                           |      |    |3|                  |   |           |                   |      |                           |
                           |      |    |)|                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |4/23/9|    |V|8.2272            |A  |$60.7740   |---                |D     |---                        |
                           |8     |    |(|                  |   |           |                   |      |                           |
                           |      |    |3|                  |   |           |                   |      |                           |
                           |      |    |)|                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |5/21/9|    |V|7.3631            |A  |$67.9060   |---                |D     |---                        |
                           |8     |    |(|                  |   |           |                   |      |                           |
                           |      |    |3|                  |   |           |                   |      |                           |
                           |      |    |)|                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |6/18/9|    |V|8.5459            |A  |$58.5077   |---                |D     |---                        |
                           |8     |    |(|                  |   |           |                   |      |                           |
                           |      |    |3|                  |   |           |                   |      |                           |
                           |      |    |)|                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |6/19/9|    |V|0.0594            |A  |$56.4380   |---                |D     |---                        |
                           |8     |    |(|                  |   |           |                   |      |                           |
                           |      |    |4|                  |   |           |                   |      |                           |
                           |      |    |)|                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |6/12/9|    |V|2.705             |A  |$56.8750   |---                |I     |401(k) Plan                |
                           |8     |    |(|                  |   |           |                   |      |                           |
                           |      |    |1|                  |   |           |                   |      |                           |
                           |      |    |)|                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |6/26/9|    |V|2.702             |A  |$56.8750   |---                |I     |401(k) Plan                |
                           |8     |    |(|                  |   |           |                   |      |                           |
                           |      |    |1|                  |   |           |                   |      |                           |
                           |      |    |)|                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |6/30/9|    |V|0.061             |A  |$57.25     |---                |I     |401(k) Plan                |
                           |8     |    |(|                  |   |           |                   |      |                           |
                           |      |    |2|                  |   |           |                   |      |                           |
                           |      |    |)|                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |7/10/9|    |V|2.527             |A  |$60.875    |---                |I     |401(k) Plan                |
                           |8     |    |(|                  |   |           |                   |      |                           |
                           |      |    |1|                  |   |           |                   |      |                           |
                           |      |    |)|                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |7/24/9|    |V|2.738             |A  |$56.25     |---                |I     |401(k) Plan                |
                           |8     |    |(|                  |   |           |                   |      |                           |
                           |      |    |1|                  |   |           |                   |      |                           |
                           |      |    |)|                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |7/13/9|    |V|8.6706            |A  |$57.6662   |---                |D     |---                        |
                           |8     |    |(|                  |   |           |                   |      |                           |
                           |      |    |3|                  |   |           |                   |      |                           |
                           |      |    |)|                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |8/7/98|    |V|3.016             |A  |$51.00     |---                |I     |401(k) Plan                |
                           |      |    |(|                  |   |           |                   |      |                           |
                           |      |    |1|                  |   |           |                   |      |                           |
                           |      |    |)|                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |8/21/9|    |V|3.085             |A  |$50.25     |---                |I     |401(k) Plan                |
                           |8     |    |(|                  |   |           |                   |      |                           |
                           |      |    |1|                  |   |           |                   |      |                           |
                           |      |    |)|                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |8/31/9|    |V|0.122             |A  |$45.5625   |---                |I     |401(k) Plan                |
                           |8     |    |(|                  |   |           |                   |      |                           |
                           |      |    |2|                  |   |           |                   |      |                           |
                           |      |    |)|                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |8/14/9|    |V|9.7165            |A  |$51.4589   |---                |D     |---                        |
                           |8     |    |(|                  |   |           |                   |      |                           |
                           |      |    |3|                  |   |           |                   |      |                           |
                           |      |    |)|                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |9/11/9|    |V|10.7297           |A  |$46.5997   |---                |D     |---                        |
                           |8     |    |(|                  |   |           |                   |      |                           |
                           |      |    |3|                  |   |           |                   |      |                           |
                           |      |    |)|                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |9/22/9|    |V|0.1273            |A  |$43.0625   |---                |D     |---                        |
                           |8     |    |(|                  |   |           |                   |      |                           |
                           |      |    |2|                  |   |           |                   |      |                           |
                           |      |    |)|                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |10/08/|    |V|11.4781           |A  |$43.5614   |---                |D     |---                        |
                           |98    |    |(|                  |   |           |                   |      |                           |
                           |      |    |3|                  |   |           |                   |      |                           |
                           |      |    |)|                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |09/04/|    |V|3.506             |A  |$43.875    |---                |I     |401(k) Plan                |
                           |98    |    |(|                  |   |           |                   |      |                           |
                           |      |    |1|                  |   |           |                   |      |                           |
                           |      |    |)|                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |09/18/|    |V|3.580             |A  |$42.8125   |---                |I     |401(k) Plan                |
                           |98    |    |(|                  |   |           |                   |      |                           |
                           |      |    |1|                  |   |           |                   |      |                           |
                           |      |    |)|                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |10/02/|    |V|3.409             |A  |$45.125    |---                |I     |401(k) Plan                |
                           |98    |    |(|                  |   |           |                   |      |                           |
                           |      |    |1|                  |   |           |                   |      |                           |
                           |      |    |)|                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |10/16/|    |V|3.058             |A  |$50.3125   |---                |I     |401(k) Plan                |
                           |98    |    |(|                  |   |           |                   |      |                           |
                           |      |    |1|                  |   |           |                   |      |                           |
                           |      |    |)|                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |10/30/|    |V|3.275             |A  |$46.9375   |---                |I     |401(k) Plan                |
                           |98    |    |(|                  |   |           |                   |      |                           |
                           |      |    |1|                  |   |           |                   |      |                           |
                           |      |    |)|                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |11/13/|    |V|3.031             |A  |$50.75     |---                |I     |401(k) Plan                |
                           |98    |    |(|                  |   |           |                   |      |                           |
                           |      |    |1|                  |   |           |                   |      |                           |
                           |      |    |)|                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |11/25/|    |V|2.791             |A  |$55.125    |---                |I     |401(k) Plan                |
                           |98    |    |(|                  |   |           |                   |      |                           |
                           |      |    |1|                  |   |           |                   |      |                           |
                           |      |    |)|                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |11/30/|    |V|0.135             |A  |$54.00     |54.888             |I     |401(k) Plan                |
                           |98    |    |(|                  |   |           |                   |      |                           |
                           |      |    |2|                  |   |           |                   |      |                           |
                           |      |    |)|                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock               |11/5/9|    |V|10.2267           |A  |$48.8918   |2,079.2667         |D     |---                        |
                           |8     |    |(|                  |   |           |                   |      |                           |
                           |      |    |3|                  |   |           |                   |      |                           |
                           |      |    |)|                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
Restricted Stock Unit |$0.00   |12/08|A(5)|V|3,000(5)   |A  |     |     | Common Stoc|3,000  |       |3,000       |D  |---         |
                      |        |/98  |    | |           |   |     |     |k           |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Employee Nonqualified |$50.5938|12/08|A(6)|V|10,000     |A  |(6)  |(6)  |Common Stock|10,000 |       |15,000      |D  |---         |
Stock Option (Right to|        |/98  |    | |           |   |     |     |            |       |       |            |   |            |
 Buy)w/Tandem Withhold|        |     |    | |           |   |     |     |            |       |       |            |   |            |
ing Right             |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
(1)Employee contribution resulting in an acquisition of issuer securities in Sundstrand's 401(k) Plan.
(2)Allocated to Reporting Person's account pursuant to an automatic dividend reinvestment feature of the Sundstrand Corporation Employee Savings Plan-Sundstrand Stock
Fund.
(3)Acquisition by Reporting Person through account, via payroll deduction, with Smith Barney.
(4)Acquisition by Reporting Person pursuant to dividend reinvestment on Sundstrand Stock held in account with Smith Barney.
(5)Award of restricted stock units under the Company's Stock Incentive Plan in transaction exempt under Section 16b-3(d). A restricted stock unit entitles the holder to receive one share of the Company's Common Stock when the restrictions lapse and the unit has become payable. Restrictions lapse on 20% of the restricted stock units on each of the fifth through ninth anniversary dates of the grant.
(6)Grant to the Reporting Person of 10,000 options to buy Common Stock under the Company's Stock Incentive Plan in transaction exempt under Rule
16b-3(d). Options become exercisable at a rate of 25% of the grant on the second through fifth anniversary dates of December 8, 1998. The tax withholding right permits a participant to elect, subject to the approval of the Compensation Committee, to satisfy the tax withholding requirement, in whole or in part, by having the Company withhold shares equal to the tax. Of the remaining 5,000 stock options held by the Reporting Person, 1,250 options will become exercisable on each of February 26, 2000, February 26, 2001, February 26, 2002, and February 26, 2003, all with an exercise price of $59.6875 and an expiration date of February 26, 2008. All of the nonexercisable stock options, in the event of a "Change of Control" as defined in the Plan under which they were granted, may become immediately exercisable unless specifically prohibited by the terms of applicable law.